Exhibit 99.1

Form of UK Law Opinion

ETF Securities USA LLC
as sponsor to ETFS Palladium Trust
555 California Street, Suite 2900
San Francisco, CA 94104

[Date]

Dear Sirs

ETFS PALLADIUM TRUST – Form S-1 Registration Statement under the Securities Act of 1933

1

We act as English legal advisers to ETF Securities USA LLC, a Delaware limited liability company acting as sponsor to ETFS Palladium Trust (the Trust), in connection with the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-158380), as amended (the Registration Statement), including the prospectus included in Part 1 of the Registration Statement under the Securities Act of 1933, as amended (the 1933 Act), originally filed on April 2, 2009. The Registration Statement related to the proposed registration under the 1933 Act of 12,880,000 shares of fractional undivided beneficial interest in and ownership of the Trust.

2	Unless otherwise defined herein, the words and expressions used in this letter shall have the same meaning as those words and expressions defined in the Registration Statement.

3	We are solicitors qualified in England and express no opinion as to any law other than English law at the date hereof. This opinion is governed by and construed in accordance with English law.

4	For the purpose of the opinion contained in this letter, we have examined the following only:

4.1

the form of ETFS Palladium Trust Allocated Account Agreement made between HSBC Bank USA, National Association, London Branch as custodian (1) and The Bank of New York Mellon, as trustee (2), as filed as an exhibit to the Registration Statement; and

4.2

the form of ETFS Palladium Trust Unallocated Account Agreement and made between HSBC Bank USA, National Association, London Branch as custodian (1) and The Bank of New York Mellon, as trustee (2), as filed as an exhibit to the Registration Statement; (together with the ETFS Palladium Trust Allocated Bullion Account Agreement, the Custody Agreements).

5	The opinion set out in this letter is based upon the following assumptions:

5.1	that the Custody Agreements which we have examined and on which we have based the opinion set out in this letter are in the form in which they will be executed and delivered;

5.2	that all signatures, stamps or seals, if any, on all documents supplied to us as originals or as copied of originals are genuine;

5.3	that all documents submitted to us are authentic and complete;

5.4

that the parties to the Custody Agreements have the legal right and full power and authority to enter into and perform the Custody Agreements and any other documents to be executed by them pursuant to or in connection with the Custody Agreements and that the Custody Agreements will when executed constitute valid and binding obligations on the parties in accordance with their terms;

5.5

that all corporate or constitutional action required by the parties to the Custody Agreements validly and duly authorise the execution and delivery of, and to exercise their rights and perform their obligations under, the Custody Agreements has been duly taken;

5.6	that all documents submitted to us as copied conform to the original documents and such originals are authentic and complete;

5.7

that the Custody Agreements and the arrangements to which they give rise are not illegal, non-binding or unenforceable under or by virtue of any applicable laws outside England (as to which we express no opinion);

5.8

that to the extent that any obligation under the Custody Agreements, is to be performed in any jurisdiction other than English, its performance will not be illegal, non-binding or unenforceable under the laws of such jurisdiction (as to which we express no opinion); and

5.9

that the Custodian, the Trustee and any other person referred to in the Custody Agreements have been duly incorporated and are validly existing and will have due power and authority (at the relevant time) to enter into and be bound by the arrangements contemplated by the Custody Agreements.

6

On the basis of the foregoing and in reliance thereon and subject to the qualifications set out below and to matters not disclosed to us, we are of the opinion, as of the date hereof that when duly executed and delivered, the Custody Agreements will constitute legally binding obligations of the parties thereto and would be enforceable if brought before a court in England and Wales.

7	The opinion set out in paragraph 6 above (the Opinion) is subject to the following qualifications:

7.1

we do not express any opinion in relation to the compliance of the Registration Statement or the offering of Shares thereunder with the laws, rules, requirements, customs or practices of the Securities and Exchange Commission or any other regulatory authority;

7.2

we do not give any opinion that any clause in the Custody Agreements, would be upheld in any English court if found to be contrary to the privacy and human rights legislation prevailing under English law;

7.3

if proceedings relating to the Custody Agreements are brought before an English court, permission will have to be sought to serve process against any party who is resident outside England and Wales and who has not otherwise provided an address for service of proceedings in England and Wales;

7.4

in the event that the Trustee resigns or is removed as trustee of the Trust in circumstances whereby no successor is immediately appointed, an English court could construe the Custody Agreements as invalid by virtue of having only one party;

7.5

we have reviewed the Custody Agreements in isolation from the rules, regulations, practices and customs of the London Platinum and Palladium Market and/or the Bank of England as well as from the rules, regulations, practices, customs and laws of any other applicable government, regulatory body or government authority applicable to palladium or banking or custody arrangements and as to which we consequently express no opinion;

7.6	we do not give any opinion as regards the likely outcome of the bringing of proceedings in relation to the Custody Agreements in New York or any other jurisdiction in outside England and Wales;

7.7

we give no opinion as to the likelihood or otherwise of the English courts agreeing to enforce a judgment of the New York courts or a judgment of the courts of any other jurisdiction in relation to the Custody Agreements;

7.8

the Opinion is subject to all limitations arising from bankruptcy, insolvency, liquidation, administrative procedures, moratoria, voluntary arrangements, re- organisations, fraudulent transfers or similar laws, rules and regulations affecting the rights of creditors generally and affecting the enforcement of rights generally;

7.9

as used in this opinion, the word “enforceable” means that the Custody Agreements are of a type and form enforceable by the English courts; it is not, however, certain that each or any obligation within the Custody Agreements will necessarily be enforced in all circumstances in accordance with its terms since such enforcement is subject to principles of law, equity, courts discretion, issued of public policy and procedure of general application; the term does not address the extend to which a judgment obtained in a court outside England will be enforceable in England;

7.10

we give no opinion that the choice of English law as the governing law of the Custody Agreements and/or the agreement that the Custody Agreements will be construed in accordance with English law will be held to be valid and enforceable by the courts of the State of New York and/or the United States federal court in the Borough of Manhattan and/or any other court of competent jurisdiction (outside England and Wales) who may be called upon to settle any dispute or claim which may arise out of or in connection with the Custody Agreements;

7.11	the power of the English court to grant equitable remedies, such as specific performance and injunctions, is discretionary and, accordingly where an equitable remedy is sought an English court might, instead, make an award of damages if it considered this an adequate remedy;

7.12

claims may become time-barred under the Limitation Act 1980 or become subject to defences of set-off or counterclaim and failure or delay by any party in exercising any right may constitute a waiver of that right in spite of provisions to the contrary in the Custody Agreements;

7.13	the English courts will not normally give full effect to the provisions requiring an indemnity for the costs of litigation or enforcement, even to the successful litigant;

7.14	the effectiveness and enforceability of the terms exculpating a party from a liability or duty are limited by law;

7.15	the questions of whether or not any provisions which may be illegal, invalid or unenforceable may be severed from other provisions would be determined by an English court, as its total discretion;

7.16

any discretion to be exercised under the Custody Agreements may be required by English law to be exercised reasonably and any determination may be required by English law to be based on reasonable grounds, in order to be enforceable;

7.17	any obligation to pay additional amounts in circumstances of breach of default might be held to be unenforceable under English law on the ground that it is a penalty;

7.18

provisions in the Custody Agreements may be amended by oral agreement between the parties or by a course of conduct of the parties, notwithstanding any provision in the Custody Agreements to the contrary;

7.19	provisions considered by the English courts to lack certainty may not be enforceable;

7.20

an English court may choose not to enforce a contract to the extent that performance or observance thereof would be manifestly incompatible with English public policy, or is contrary to any applicable mandatory rules or would be unlawful in the place where it is to be performed;

7.21

in the event of any proceeding being brought or any judgment being enforced in an English court in respect of a monetary obligation expressed in a currency other than pounds sterling, such court would have power to give judgement expressed as an order to pay in such currency but could decline to do so, at its discretion; and

7.22

in so far as the Opinion may express or be deemed to express any opinion as to future events or matters, the Opinion is based solely upon existing law in force as at today’s date and upon existing documents of which we have knowledge.

8

This opinion is furnished by Katten Muchin Rosenman Cornish LLP solely for the benefit of ETF Securities USA LLC for use in connection with the Registration Statement. It may not be distributed, circulated, quoted, referred to, relied upon by or otherwise disseminated to any other entity or person and may not be used by ETF

Securities USA LLC other than in connection with the Registration Statement, in each case without our prior written consent.

Yours faithfully

Katten Muchin Rosenman Cornish LLP